Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Rodney Carter, Senior Vice President and Chief Financial Officer Phone: (858) 202-7848

PETCO Reports Third Quarter Fiscal 2004 Results

•	Comparable Store Net Sales Increase 7.0% on Top of 6.0% in the Prior Year Period

•	Net Earnings Increase 33% to $0.36 per Diluted Share over the Prior Year Pro Forma

•	Raising 2004 Earnings Guidance to $1.50 to $1.51 per Diluted Share

•	Company Offers Outlook for 2005 Earnings of $1.80 to $1.82 per Diluted Share

SAN DIEGO—November 18, 2004—PETCO Animal Supplies, Inc. (NASDAQ: PETC) today reported financial results for the third quarter ended October 30, 2004. The Company also provided its guidance for the fourth quarter and full fiscal year 2004, and provided its initial outlook for fiscal year 2005.

Third Quarter Results

Net sales in the third quarter of 2004 were $455.5 million with a comparable store net sales increase of 7.0%. The comparable store net sales increase in the period comes on top of a 6.0% increase in the prior year’s third quarter. Overall, net sales increased 12.9% over the third quarter of fiscal 2003.

Net earnings for the third quarter increased to $21.0 million, or $0.36 per diluted share, compared to net earnings of $19.2 million, or $0.33 per diluted share, in the prior year third quarter.

The third quarter of 2003 results included a $3.4 million favorable resolution of an income tax accrual. Excluding this amount, pro forma net earnings for the third quarter of 2003 were $15.8 million, or $0.27 per diluted share. On a comparable basis, net earnings for the third quarter of 2004 increased 33% over the prior year period pro forma net earnings.

“PETCO’s track record of outstanding comp sales gains continued in the third quarter, reaching 7.0%, reflecting the strength of our business and the industry in which we operate,” commented PETCO’s Chairman, Brian K. Devine.

“Our strong comp sales drove a 33% increase in quarterly net earnings to $0.36 per diluted share,” commented PETCO’s Chief Executive Officer, James M. Myers. “We will continue to focus on driving top-line growth while we execute our strategies to deliver a shopping experience that delights our pet-loving customers.”

Thirty-Nine Weeks Year-to-Date Results

Net sales year-to-date were $1.3 billion with a comparable store net sales increase of 6.7%. The comparable store net sales increase comes on top of a 5.6% increase in the prior year period. Overall, net sales increased 13.1% year-to-date.

Net earnings year-to-date were $56.1 million, or $0.96 per diluted share, compared to net earnings of $43.8 million, or $0.75 per diluted share, in the prior year period.

Year-to-date results for 2003 included a $3.4 million favorable resolution of an income tax accrual, and $1.0 million of non-cash debt retirement costs, net of related tax effects, resulting from an early repayment of a portion of the Company’s long-term senior credit facility.

Excluding these items, 2003 year-to-date pro forma net earnings were $41.4 million, or $0.71 per diluted share. On a comparable basis, net earnings year-to-date increased 36% over the prior year period pro forma net earnings.

“During the third quarter, PETCO successfully completed its transition to a more widely-held stock, with the sales by financial sponsors Leonard Green & Partners and Texas Pacific Group of their remaining ownership stakes. The successful execution of our strategic roadmap for profitable growth, provides us with significant financial flexibility and opportunities to further optimize our capital structure,” commented Rodney Carter, Senior Vice President and Chief Financial Officer.

Rising Gross Profit and Operating Margins

Gross profit margin improved 140 basis points to 35.4% in the third quarter of 2004. Continued change in mix from lower-margin pet food to higher margin categories, improvements in pet food margins, and favorable shrink results contributed to margin growth. Offsetting margin gains were higher fuel prices and overall distribution costs. In addition, this margin performance includes the effects of the adoption of EITF 02-16 in fiscal 2003, which resulted in a 60 basis point increase, as described below.

Operating income for the third quarter increased 22% to $39.5 million, compared to $32.3 million in the prior year third quarter. Operating income as a percentage of sales increased 70 basis points to 8.7% in the third quarter of 2004 compared to 8.0% in the third quarter of 2003.

Adoption of Emerging Issues Task Force Consensuses No.’s 02-16 and 03-10

Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16) addresses the accounting for consideration received from suppliers. As required by the transition provisions, the Company adopted EITF 02-16 in the first quarter of 2003, for supplier arrangements entered into or modified subsequent to December 31, 2002. This results in the initial deferral of vendor support as a reduction of inventory, which is realized into cost of sales as the related inventory is sold. Because the Company follows a practice of continually negotiating new arrangements with suppliers, the effects of this accounting change were phased in over the course of fiscal 2003. As of the beginning of fiscal 2004, substantially all supplier arrangements are now accounted for under the new rules. The phased in effect of the adoption of the standard in 2003 affects year-over-year financial comparisons to a progressively lesser degree each quarter over the course of 2004. The effect of the adoption of EITF 02-16 resulted in a 60 basis point increase in gross margin and a 20 basis point increase in selling, general and administrative expenses in the third quarter of 2004.

During the first quarter of 2004, the Company adopted EITF 03-10, a follow-on to EITF 02-16. This change results in sales incentives received from vendors being reflected as a reduction of both net sales and cost of sales and occupancy costs and has no effect on the Company’s earnings or balance sheet. Prior year financial statements have been reclassified to comply with EITF 03-10. As a result, net sales and cost of sales and occupancy costs have been reduced by approximately $12.6 million in the third quarter of 2004, and $11.7 million has been similarly reclassified in last year’s third quarter.

Store Expansion Program

PETCO opened 24 new stores during the third quarter of fiscal 2004. The addition of 20 new stores during the period, net of relocations and closings, increased the store base to 705 locations. During this same period, PETCO completed 15 remodels of existing stores and now has over 300 stores in its latest store formats.

Plans for the fourth quarter of fiscal 2004 call for the addition of approximately 15 net new stores. PETCO will continue to advance its national presence in 2005 by opening 80-90 new stores, or 60-70 new stores net of relocations and closings, while continuing with its strategic initiative of remodeling existing stores.

Outlook for the Full Fiscal Years 2004 and 2005

The Company currently expects a comparable store net sales increase of approximately 6% for the fourth quarter of 2004. This increase in comparable store net sales would come on top of the 5.6% increase achieved in the fourth quarter of 2003. The Company is raising its outlook for fiscal 2004 earnings per diluted share to a range of $1.50-$1.51. The Company currently expects fourth quarter diluted earnings per share in the range of $0.54-$0.55. The Company’s commitment to achieving its long-term objective of 20% net earnings growth would indicate fiscal 2005 earnings per diluted share would be in the range of $1.80-$1.82.

About PETCO Animal Supplies

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through its people, the highest level of well being for companion animals, and to support the human-animal bond. PETCO generated net sales of more than $1.6 billion in fiscal 2003. It operates over 700 stores in 47 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $18 million in support of more than 2,300 non-profit grassroots animal welfare organizations around the nation.

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended January 31, 2004.

PETCO Animal Supplies, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Quarter Ended 10/30/2004	Quarter Ended 11/01/2003	Quarter Ended 10/30/2004	Quarter Ended 11/01/2003
Net sales	$455,469	$403,595	$455,469	$403,595
Cost of sales and occupancy costs	294,269	266,474	294,269	266,474

Gross profit	161,200	137,121	161,200	137,121

Selling, general and administrative expenses	121,658	104,785	121,658	104,785

Operating income	39,542	32,336	39,542	32,336

Interest expense, net	4,891	6,375	4,891	6,375

Earnings before income taxes	34,651	25,961	34,651	25,961

Income taxes	13,649	6,752	13,649	10,124

Net earnings	$21,002	$19,209	$21,002	$15,837

Net earnings per common share, basic	$0.36	$0.33	$0.36	$0.28
Net earnings per common share, diluted	$0.36	$0.33	$0.36	$0.27

Basic weighted average number of common shares	57,554	57,448	57,554	57,448
Diluted weighted average number of common shares	58,510	58,465	58,510	58,465

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered "non-GAAP" financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP to Pro Forma Net Earnings per Common Share

(Unaudited, in thousands, except per share data)

	Quarter Ended 10/30/2004	Quarter Ended 11/01/2003
GAAP net earnings	$21,002	$19,209
Adjustments:
Resolution of income tax accrual	—	(3,372)

Pro forma net earnings	$21,002	$15,837

GAAP net earnings per common share, diluted	$0.36	$0.33
Pro forma net earnings per common share, diluted	$0.36	$0.27

Diluted weighted average number of shares (GAAP and Pro forma)	58,510	58,465

PETCO Animal Supplies, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	39 Weeks Ended 10/30/2004	39 Weeks Ended 11/01/2003	39 Weeks Ended 10/30/2004	39 Weeks Ended 11/01/2003
Net sales	$1,319,832	$1,166,468	$1,319,832	$1,166,468
Cost of sales and occupancy costs	860,885	780,517	860,885	780,517

Gross profit	458,947	385,951	458,947	385,951

Selling, general and administrative expenses	351,656	298,694	351,656	298,694

Operating income	107,291	87,257	107,291	87,257

Interest expense, net	14,748	20,042	14,748	20,042
Debt retirement costs	—	1,572	—	—

Earnings before income taxes	92,543	65,643	92,543	67,215

Income taxes	36,477	21,877	36,477	25,862

Net earnings	$56,066	$43,766	$56,066	$41,353

Net earnings per common share, basic	$0.97	$0.76	$0.97	$0.72
Net earnings per common share, diluted	$0.96	$0.75	$0.96	$0.71

Basic weighted average number of common shares	57,512	57,411	57,512	57,411
Diluted weighted average number of common shares	58,474	58,223	58,474	58,223

This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP to Pro Forma Net Earnings per Common Share

(Unaudited, in thousands, except per share data)

	39 Weeks Ended 10/30/2004	39 Weeks Ended 11/01/2003
GAAP net earnings	$56,066	$43,766
Adjustments:
Debt retirement costs	—	1,572
Tax effect of adjustment	—	(613)
Resolution of income tax accrual	—	(3,372)

Pro forma net earnings	$56,066	$41,353

GAAP net earnings per common share, diluted	$0.96	$0.75
Pro forma net earnings per common share, diluted	$0.96	$0.71

Diluted weighted average number of shares (GAAP and Pro forma)	58,474	58,223

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	October 30, 2004 (Unaudited)	January 31, 2004
ASSETS

Cash and cash equivalents	$90,108	$62,201
Receivables	16,891	12,514
Inventories	162,872	139,513
Deferred tax assets	16,539	12,047
Other current assets	10,971	12,907

Total current assets	297,381	239,182

Fixed assets, net	288,437	256,347
Goodwill	40,179	40,289
Other assets	19,742	16,044

	$645,739	$551,862

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$77,389	$63,773
Accrued expenses	136,969	124,483
Other current liabilities	1,870	1,920

Total current liabilities	216,228	190,176

Long-term debt, excluding current portion	138,305	139,370
Senior subordinated notes payable	120,000	120,000
Deferred rent and other liabilities	60,860	49,183

Total liabilities	535,393	498,729

Stockholders’ equity	110,346	53,133

	$645,739	$551,862